BCB BANCORP, INC.

                           CHANGE IN CONTROL AGREEMENT
                                       FOR
                               THOMAS M. COUGHLIN

     This AGREEMENT is made effective as of November 10, 2005 by and between BCB BANCORP, INC., (the "Company"), and THOMAS M. COUGHLIN (the "Executive"). Any reference to "Bank" herein shall mean BAYONNE COMMUNITY BANK, a New Jersey commercial bank or any successor thereto.

     WHEREAS, the Company and the Bank recognize the substantial contribution the Executive has made to the Company and the Bank and the Company and the Bank wish to protect his position therewith for the period provided in this Agreement; and

     WHEREAS, the Executive has been elected to, and has agreed to serve in the position of Chief Operating Officer and Chief Financial Officer for the Company and in the position of Chief Operating Officer and Chief Financial Officer for the Bank, which are positions of substantial responsibility;

     NOW, THEREFORE, in consideration of the contribution of the Executive, and upon the other terms and conditions hereinafter provided, the parties hereto agree as follows:

1.       TERM OF AGREEMENT

The "term" of this Agreement shall be thirty-six (36) full calendar months from the effective date of this Agreement set forth above, and shall include any extension or renewal made pursuant to this Section. Commencing on November 10, 2006 and continuing on November 10th of each year thereafter (the "Anniversary Date"), this Agreement shall renew for an additional year such that the remaining term shall be three (3) years unless written notice of non-renewal ("Non-Renewal Notice") is provided to Executive at least thirty (30) days and not more than sixty (60) days prior to any such Anniversary Date, that this Agreement shall terminate at the end of thirty-six (36) months following such Anniversary Date.

2. CHANGE IN CONTROL

     This Agreement provides for certain payments and benefits to Executive only in the event of Change in Control. A "Change in Control" of the Company or the Bank shall mean a change in control of a nature that:

     (a) would be required to be reported in response to Item 1.01 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); or

     (b) results in a Change in Control of the Company or the Bank within the meaning of the Bank Holding Company Act, as amended, and applicable rules and regulations promulgated thereunder (collectively, the "BHCA") as in effect at the time of the Change in Control; or

     (c) without limitation such a Change in Control shall be deemed to have occurred at such time as:

     (i) any "person" (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Bank representing 25% or more of the combined voting power of Company's outstanding securities and who prevails in a transaction under (iv), except for any securities purchased by the Bank's employee stock ownership plan or trust; or

     (ii) individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company's stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (ii), considered as though he were a member of the Incumbent Board; or

     (iii) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Company or the Bank or similar transaction in which the Company or Bank is not the surviving institution occurs; or

     (iv) a proxy statement soliciting proxies from stockholders of the Company, by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the plan are exchanged for or converted into cash or property or securities not issued by the Company.

3.       PAYMENTS TO EXECUTIVE UPON CHANGE IN CONTROL

     (a) Upon the occurrence of a Change in Control (and even if the Executive's employment will not terminate as a result of such Change in Control), the Company or the Bank shall pay the Executive (or in the event of his subsequent death, his estate), a cash lump sum equal to 2.999 of the Executive's "base amount" as calculated under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor thereto); provided, however, that such amounts shall be subject to applicable withholding taxes. "Base amount" generally means the Executive's average annual compensation for services performed for the Company and the Bank which was includible in the Executive's gross income for the most recent five (5) taxable years ending before the date of the Change in Control.

     (b) Upon the occurrence of a Change in Control, the Executive will have such rights as specified in any other employee benefit plan (including, but not limited to, equity compensation plans).

     (c) Notwithstanding the preceding paragraphs of this Section 3, in no event shall the aggregate payments or benefits to be made or afforded to the Executive (the "Change in Control Benefits") constitute an "excess parachute payment" under Code Section 280G, and in order to avoid such a result, Change in Control

Benefits will be reduced, if necessary, to an amount (the "Non-Triggering Amount"), the value of which is one dollar ($1.00) less than an amount equal to three (3) times the Executive's "base amount," as determined in accordance with Code Section 280G. The allocation of the reduction required hereby among Change in Control Benefits provided by the preceding paragraphs of this Section 3 shall be determined by the Executive.

     (d) Upon the occurrence of a Change in Control, the acquirer shall be obligated to provide health insurance coverage to the Executive and his dependents, at no cost to the Executive, for a period of thirty-six (36) months from the date of the Change in Control at a level comparable to the health benefits provided to the Executive and his dependents by the Company and/or the Bank immediately prior to the Change in Control. Such health insurance benefits shall not be subject to the reduction described in Section 3(c).

4.       SOURCE OF PAYMENTS

     It is intended by the parties hereto that all payments provided in this Agreement shall be paid in cash or check from the general funds of the Company or the Bank, provided, however, that in the event that the payment of any amounts due under Section 3 above is made by the Bank, such payment shall offset the payment due from the Company hereunder.

5.       EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFIT PLANS

     This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Company, the Bank and the Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that the Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

6. NO ATTACHMENT

     (a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

     (b) This Agreement shall be binding upon, and inure to the benefit of, the Executive, the Company, the Bank and their respective successors and assigns.

7. MODIFICATION AND WAIVER

     (a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

     (b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

8. REQUIRED PROVISIONS

     Notwithstanding anything herein contained to the contrary, any payments to Executive by the Company or the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

9.       SEVERABILITY

     If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

10.      HEADINGS FOR REFERENCE ONLY

     The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

11.      GOVERNING LAW

     (a) The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of New Jersey.

     (b) Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the employee within fifty
(50) miles from the location of the Company, in accordance with the rules of the Judicial Mediation and Arbitration Systems (JAMS) then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

12.      PAYMENT OF LEGAL FEES

     All reasonable legal fees paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Company or the Bank if the Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement.

13.      SUCCESSOR TO THE COMPANY OR BANK

     The Company and the Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company or the Bank, expressly and unconditionally to assume and agree to perform the Company's or the Bank's obligations under this Agreement, in the same manner and to the same extent that the Company or the Bank would be required to perform if no such succession or assignment had taken place.

14.      SIGNATURES

     IN WITNESS WHEREOF, the Company and the Bank have caused this Agreement to be executed by its duly authorized officers, and the Executive has signed this Agreement, on the day and date first above written.

                                  BCB BANCORP, INC.



                                   By: /s/ Mark D. Hogan
                                       -----------------------------------------
                                        Mark D. Hogan
                                        Chairman


                                     BAYONNE COMMUNITY BANK


                                   By: /s/ Mark D. Hogan
                                       -----------------------------------------
                                        Mark D. Hogan
                                        Chairman

                                    EXECUTIVE



                                    By: /s/ Thomas M. Coughlin
                                        ----------------------------------------
                                        Thomas M. Coughlin
                                        Chief Operating Officer and
                                         Chief Financial Officer